Exhibit 99.1

Tilly’s, Inc. Announces Departure of Chief Financial Officer

Irvine, CA – April 20, 2015 – Tilly’s, Inc. (NYSE: TLYS) announced today that Chief Financial Officer Jennifer Ehrhardt intends to resign from Tilly’s to relocate closer to her family and pursue other professional interests. Ms. Ehrhardt will continue to serve as Tilly’s Chief Financial Officer for an interim period expected to end in June 2015, and will help with the transition process.

“Jennifer has been a talented leader for Tilly’s – playing an important role in further developing our finance and accounting team,” said Daniel Griesemer, president and CEO. “Jennifer has also been a strong business partner helping to formulate and execute our growth strategies. We thank her for her many contributions and we support her desire to move closer to her family.”

Tilly’s has commenced a search for a successor CFO.

About Tilly’s

Tilly’s is a fast-growing destination specialty retailer of West Coast inspired apparel, footwear and accessories with an extensive assortment of the most relevant and sought-after brands rooted in action sports, music, art and fashion. Tilly’s is headquartered in Southern California and, as of March 18, 2015, operated 212 stores and through its website, www.tillys.com.